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                                                                 EXHIBIT 11.1

WHITTMAN-HART, INC.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                                            YEARS ENDED DECEMBER 31,
                                                               1996          1995
                                                            -----------   -----------
Net income                                                  $ 5,502,755   $ 1,780,167
Pro forma adjustment to provision for
     income taxes                                                 -           666,593
                                                            -----------   -----------
Net income attributable to common
     stock (pro forma in 1995)                              $ 5,502,755   $ 1,113,574
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Weighted average common shares outstanding                   16,281,031    11,122,840
Effect of stock options calculated according
   to the treasury stock method                               1,344,496     1,094,780
Conversion of redeemable preferred stock                        646,138     1,912,152
                                                            -----------   -----------
Weighted average common and common
   equivalent shares outstanding                             18,271,66     14,129,772
                                                            -----------   -----------
                                                            -----------   -----------
Net income per share (pro forma in 1995)                    $      0.30   $      0.08
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